UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.             )

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ICF International, Inc.

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LETTER TO STOCKHOLDERS

ICF International 2006 Annual Report

Message from the Chairman

On behalf of ICF International and our staff of more than 2,000 employees worldwide, I am pleased to present our first annual report as a public company.

This has been a very exciting period for our company, and we look forward to taking full advantage of opportunities to leverage the extensive domain expertise that ICF has developed over the past 38 years. In particular, we believe that our company is well-positioned to benefit from what we believe to be the most favorable market trends the company has seen in many years, including:

•	growing global interest in climate change issues and methods to reduce carbon emissions
•	continued growth in U.S. federal and state efforts to improve homeland security
•	challenges of developing and implementing healthcare solutions
•	increasing U.S. federal interest in establishing and maintaining information clearinghouses in government and industry
•	significant requirements for human capital and business transformation services in U.S. government agencies

In order to address these and other significant market opportunities, we have moved forward with strategic and financial plans that we believe give ICF important competitive advantages.

STRATEGY:

ICF is executing a two-pronged growth plan. The cornerstone of our strategy is to accelerate our organic growth by winning larger enterprise-wide assignments and to use our valuable business development dollars more efficiently and effectively. We already have begun this effort by providing end-to-end solutions to our customers. This means that we will work on solving client problems all the way from developing the advisory framework for the solution, to implementing our recommendations, and then improving upon the solution as we get the results. We intend to continue to leverage our strong client relationships at the advisory level to win additional long-term, enterprise-wide implementation assignments. This strategy has served ICF well. In mid-2006, ICF won The Road Home Program contract in Louisiana—the largest award in the firm’s history.

The second component of our strategy is to expand and strengthen the breadth and depth of ICF’s professional services by acquiring businesses that are highly regarded in markets we understand. In 2006, we successfully completed integrating two acquisitions from 2005—Synergy, Inc. and Caliber Associates, Inc. Synergy added significantly to our presence in the U.S. Air Force market, and Caliber gave us a substantial footprint in the U.S. Department of Health and Human Services, U.S. Department of Education, and U.S. Department of Justice. Although ICF was active in these markets, the Synergy and Caliber acquisitions expanded our presence in these U.S. government agencies. Last year,

2006 Annual Report	ICF International

LETTER TO STOCKHOLDERS

we negotiated two small yet strategic acquisitions that were completed in January 2007. The first, Energy and Environmental Analysis, Inc., specializes in energy market analyses and environmental advisory services, especially global natural gas markets, complementing our existing commercial and governmental offerings. The second, Advanced Performance Consulting Group, provides specialized services in strategic planning to U.S. government agencies and enhances our end-to-end solution offerings.

FINANCIAL STRUCTURE:

Over the past year, we have grown our business significantly and increased profitability. ICF’s fully diluted earnings per share increased from $.21 in 2005 to $1.10 in 2006. Our revenues rose from $177 million in 2005 to $331 million in 2006, and we generated $17.5 million in cash from operations. The company successfully concluded an initial public offering of our stock, which began trading on the NASDAQ national market on September 28, 2006 under the symbol “ICFI.” We raised aggregate proceeds of $46.4 million net of expenses by offering 4,359,948 shares, including an over-allotment option of 700,500 shares that was exercised. These resources, together with the cash generated from the business, enabled us to repay our debt in full by the end of 2006 and retain substantial financial capacity for investment and potential acquisitions.

OUR EMPLOYEES:

ICF’s success has been due largely to the unwavering commitment and extraordinary dedication of our employees to do an outstanding job for clients. In turn, the company’s commitment to its employees and its reputation as a great place to work continue to be reflected in our relatively low turnover of personnel, the exceptionally long tenure of our senior staff, and our ability to attract and recruit the best and the brightest talent from outside the firm. In fact, in a 2006 Consulting Magazine survey of “The 10 Best Firms to Work For,” ICF placed in the top 10 in three categories. In addition, ICF was honored by Environmental Finance magazine in 2006 as the Best Carbon Advisory Company in three categories: European Union Emissions Trading Scheme, North American Greenhouse Gas Market, and Kyoto Project Credits.

CONTRACT AWARDS:

ICF’s largest 12 contract wins in 2006 have an aggregate value of close to $1 billion over their contract life.

They include:

•

The three-phase Louisiana Housing Management Services contract valued at up to $756 million over three years. After a four-month start-up phase in which statewide housing centers and a pilot program were established, ICF and its team of more than 20 companies moved into the production phase of this contract in October 2006.

•

A $45 million contract with the U.S. Department of Justice, Office of Justice Programs, to help strengthen the capacity of federal, state, and local programs to prevent delinquency and support victims of crime.

2006 Annual Report	ICF International

LETTER TO STOCKHOLDERS

•

A $32 million contract with the U.S. Environmental Protection Agency (EPA) to manage the Environmental Services Assistance Team program providing on-site analytical support at EPA’s Regional Laboratory in Richmond, California.

•

A $31 million contract with the U.S. Department of Health and Human Services (HHS), Administration on Children, Youth, and Families, to further develop and manage Children’s Bureau information clearinghouse services in the areas of child abuse and neglect, child welfare, and adoption.

•

A $20 million contract, also with HHS, to continue to develop the National Child Care Information and Technical Assistance Center, dedicated to enhancing the quality, affordability, and availability of child care for all families.

•	A $16.5 million contract with the EPA, Office of Solid Waste to provide technical, outreach, and voluntary program support regarding hazardous, industrial, municipal, and special wastes.

•

A $14 million contract to continue our 15-year support of the EPA’s ENERGY STAR® program. ICF provides technical and analytical support to the labeling and residential aspects of the program to reduce greenhouse gas emissions by identifying and labeling energy-efficient products in the marketplace.

•

An $11.5 million subcontract to The Pennsylvania State University to establish a mid-Atlantic regional laboratory for research into best educational practices and to coordinate all 10 regional labs for the U.S. Department of Education.

•

Four additional contracts with EPA valued at $40 million are for programs designed to reduce greenhouse gas emissions for cleaner air, assist in mitigating the air pollution from motor vehicles, enhance environmental stewardship across all industrial sectors, and support EPA’s stratospheric ozone protection initiatives.

In addition to these larger contracts, we also secured numerous smaller multimillion dollar contracts that we believe are strategically significant and reaffirm our leadership in important growth markets. For example, we were awarded:

•

A contract to serve as a manager of the new Multilateral Carbon Credit Fund launched by the European Bank for Reconstruction and Development and the European Investment Bank. During this new seven-year contract, ICF will help develop a portfolio of carbon credit projects. This win continues to demonstrate our leadership in carbon management and global climate change issues.

•	The first $2 million task order under a new HHS blanket purchase agreement to support the expansion of department capabilities in public health and medical response operations.

2006 Annual Report	ICF International

LETTER TO STOCKHOLDERS

•

A contract worth up to $2.5 million with the U.S. Department of Homeland Security, Transportation Security Administration, for the Registered Traveler Program to document and establish program standards.

OUR FUTURE:

As we move forward, ICF will continue to address many of the most important challenges of our time— helping clients develop new approaches to energy supply and demand issues on a global basis; tackling the impact of global climate change and implementing carbon trading solutions; addressing the increased demand for human and social services in an era of an aging U.S. federal workforce and increased budget constraints; and enhancing the homeland security of the United States and its allies. We are confident that these markets will provide growth opportunities for the right firms, and that ICF is one of those firms. Our employees have the passion and expertise to tackle these complex issues and deliver the results that our clients demand.

I look forward to keeping you apprised of our progress.

/s/ Sudhakar Kesavan

2006 Annual Report	ICF International

ICF INTERNATIONAL, INC.

9300 Lee Highway

Fairfax, Virginia 22031

Notice of Annual Meeting of Stockholders

to be Held June 1, 2007

The Annual Meeting of Stockholders of ICF International, Inc. will be held at ICF International, 9300 Lee Highway, Fairfax, Virginia 22031, on June 1, 2007, at 10:00 a.m., for the following purposes:

1.	To elect two directors for terms expiring in 2010;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2007; and

3.	To transact any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on April 16, 2007 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be sent to stockholders by mail on or about May 1, 2007.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by following the instructions on the enclosed proxy or voting instruction card, even if you plan to attend the meeting. Mailing your completed proxy or voting instruction card will not prevent you from voting in person at the meeting if you wish to do so.

Thank you for your cooperation and continued support of ICF International, Inc.

By Order of the Board of Directors

/s/  Judith B. Kassel

Judith B. Kassel, Secretary

Fairfax, Virginia

May 1, 2007

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

ICF INTERNATIONAL, INC.

ICF INTERNATIONAL, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICF International, Inc. (“ICF International” or the “Company”) to be used at the annual meeting of stockholders of the Company. The annual meeting will be held at 9300 Lee Highway, Fairfax, Virginia 22031 on June 1, 2007 at 10:00 a.m., local time. This proxy statement and enclosed proxy card are being first mailed to stockholders of record on or about May 1, 2007.

ICF International provides management, technology and policy consulting and implementation services primarily to the government, as well as to commercial and international clients. We held an initial public offering of our shares of common stock in 2006. Our common stock began trading on the Nasdaq Global Select Market under the symbol “ICFI” on September 28, 2006, and we closed the initial public offering on October 3, 2006. We use the term “CMEP” to refer to our principal stockholder, CM Equity Partners, L.P. and its affiliated partnerships that hold shares of our common stock. CMEP was the principal selling stockholder in our initial public offering.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect two directors to serve for terms expiring at our annual meeting in 2010;

•	ratify the appointment of Grant Thornton LLP as our independent registered public accountant; and

•	to transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on April 16, 2007 are entitled to vote at the annual meeting. At that time, we had 14,140,140 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy or voting instruction card. To vote by proxy or voting instruction card, you should sign and date each proxy card or voting instruction card you receive and return it in the prepaid envelope.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. If you do not direct your broker how to vote, your broker is permitted to vote your shares on the election of directors and the appointment of the independent registered public accountant, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to revoke your proxy at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices and to the attention of Judith B. Kassel;

•	returning a later-dated proxy card; or

•	voting in person at the meeting.

Attendance at the meeting will not in itself constitute revocation of your proxy.

Attending the Meeting

If you are a beneficial owner of ICF International common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you want to vote your shares of ICF International common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of April 16, 2007 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect directors and approve the other proposals?

At this year’s annual meeting, stockholders will elect two directors to serve a term of three years. In voting on the election of directors, you may vote in favor of both nominees, withhold votes as to both nominees, or withhold votes as to a specific nominee. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The ratification of Grant Thornton LLP as the independent registered public accounting firm will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the voting.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the two proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of The Proxy Advisory Group, LLC will tabulate the votes and act as inspectors of election.

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at six, divided into three classes of two members each. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

The Board of Directors has nominated the following individuals, each of whom is currently a director, for election as directors for terms expiring at our annual meeting in 2010 or until their respective successors have been elected and qualified.

•	Dr. Srikant M. Datar

•	Peter M. Schulte

If either of these nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that either nominee will be unavailable. The accompanying proxy may be voted for up to the number of nominees named and the nominees receiving the largest number of “FOR” votes will be elected to the director positions to be filled.

The following information is provided regarding each nominee for election as a director and the continuing directors. The age indicated for each individual is as of December 31, 2006.

Nominees for Election as Directors for Terms Expiring in 2010 – Class I Directors

Dr. Srikant M. Datar, age 53, has served as a director of ICF since July 2006. Dr. Datar is the Arthur Lowes Dickinson Professor of Business Administration at Harvard University and a Senior Associate Dean at Harvard Business School. Dr. Datar is a Chartered Accountant and has been a professor of accounting and business administration at Harvard since July 1, 1996, previously serving as a professor at Stanford University and Carnegie Mellon University. Dr. Datar is a member of the board of directors of Novartis AG, a holding company organized under Swiss law and publicly traded on the SWX Swiss Stock Exchange and, in the form of American Depositary Shares, NYSE. He has published his papers in several leading academic journals and has consulted with and done field-based research with many large corporations. He has presented his research to managers and executives in North and South America, Europe, Asia and Africa. Dr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India. Dr. Datar received a master’s degree in statistics, a master’s degree in economics and a Ph.D. in business from Stanford University.

Peter M. Schulte, age 49, has served as a director of ICF since June 1999. Mr. Schulte is a Managing Partner, and was a founder, of private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management companies, CMLS Management, L.P. and CM Equity Management, L.P. In addition, Mr. Schulte served as the President, Secretary and a director of ATS Corporation, formerly Federal Services Acquisition Corporation, from April 2005 until January 2007, and continues to serve as a director of ATS Corporation, an engineering services firm serving U.S. federal, state and local government agencies. Related to his private equity investing activities, Mr. Schulte is a director of several companies, including RGS Associates, Inc. and 3001 International, Inc., serving the U.S. Department of Defense and U.S. federal civil agencies. Mr. Schulte received a Bachelor of Arts degree in Government from Harvard College and a Masters in Public and Private Management from the Yale School of Management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH NOMINEES.

Directors Whose Term of Office Expires in 2008 – Class II Directors

Dr. Edward H. Bersoff, age 64, has served as a director of ICF since October 2003. Dr. Bersoff is the Chairman, President and CEO of ATS Corporation, an engineering services firm located in Northern Virginia. Previously, he was Chairman and Founder of Greenwich Associates, a business advisory firm that was formed in 2003. From November 2002 to June 2003, he was managing director of Quarterdeck Investment Partners, LLC, an investment banking firm, and chairman of Re-route Corporation, a company that offers email forwarding and address correction services. From February 1982 until November 2001, Dr. Bersoff was Chairman, President and CEO of BTG, Inc., a publicly traded information technology firm he founded in 1982. In November 2001, BTG, Inc. was acquired by The Titan Corporation, a NYSE listed company. Dr. Bersoff served as a director of Titan from February 2002 until August 2005 when Titan was sold. In addition, Dr. Bersoff serves on the boards of EFJ, Inc., a manufacturer of wireless communications products and systems primarily for public service and government customers, a public company, and a number of private companies, including 3001 International, Inc. Dr. Bersoff holds A.B., M.S. and Ph.D. degrees in mathematics from New York University and is a graduate of the Harvard Business School’s Owner/President Management Program. Dr. Bersoff is the Rector of the Board of Visitors of Virginia Commonwealth University, a Trustee of the VCU Medical Center, and a Trustee of New York University. He also serves as Trustee of the Inova Health System.

David C. Lucien, age 56, has served as a director of ICF since August 2004. Mr. Lucien has more than 37 years of experience in the information technology industry within both commercial and government sectors. He has held several senior-level executive positions for private and public technology companies involved in computer systems manufacturing, technology services and systems integration. Most recently, Mr. Lucien assumed the role of Chairman and CEO of CMS Information Services, Inc. in March 2003, serving until CMS was sold to CACI International in March 2004. Currently, Mr. Lucien serves as an advisor from time to time, through Mr. Lucien’s company, DCL Associates, assisting various equity funds in the review of current and potential portfolio companies that focus on information technology services, federal services, telecommunications and the Internet. Prior to his work at CMS Information Services, Inc., Mr. Lucien was the founder and principal of Interpro Corporation, a strategic advisory services firm, from January 1990 until December 2002. Mr. Lucien is a founder and Chairman Emeritus of the Northern Virginia Technology Council and Chairman Emeritus of the Virginia Technology Council. Mr. Lucien also sits on the Advisory Board of the Draper Atlantic Fund.

Directors Whose Term of Office Expires in 2009 – Class III Directors

Joel R. Jacks, age 59, has served as a director of ICF since June 1999. Mr. Jacks is a Managing Partner, and was a founder, of private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management companies, CMLS Management, L.P. and CM Equity Management, L.P. Mr. Jacks served as the Chairman and Chief Executive Officer of ATS Corporation, formerly Federal Services Acquisition Corporation, from April 2005 until January 2007, and continues to serve as a director of ATS Corporation. Related to his private equity investing activities, Mr. Jacks is a director of several companies, including RGS Associates, Inc. and 3001 International, Inc., serving the U.S. Department of Defense and U.S. federal civil agencies. Mr. Jacks received a Bachelor of Commerce degree from the University of Cape Town and an MBA from the Wharton School, University of Pennsylvania.

Sudhakar Kesavan, age 52, has served as a director of ICF since June 1999 and serves as the Chairman, President and Chief Executive Officer of ICF and its wholly owned subsidiary, ICF Consulting Group, Inc. In 1997, Mr. Kesavan was named President of ICF Consulting Group, Inc. when it was a subsidiary of ICF Kaiser. In 1999, ICF Consulting Group was divested from Kaiser and became a wholly owned subsidiary of the Company through a joint effort of the management of ICF Consulting Group, Inc. and CM Equity Partners, L.P. Mr. Kesavan received his Master of Science degree from the Technology and Policy Program at the Massachusetts Institute of Technology, his postgraduate diploma in management from the Indian Institute of Management, Ahmedabad and his Bachelor of Technology degree (chemical engineering) from the Indian Institute of Technology, Kanpur. Mr. Kesavan serves on the Board of the Rainforest Alliance, a New York based nonprofit environmental organization.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Grant Thornton LLP to serve as our independent registered public accountant for the fiscal year 2007 and requests that stockholders confirm such appointment. Grant Thornton audited our consolidated financial statements for 2006. Representatives of Grant Thornton will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not ratify Grant Thornton as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant. The Audit Committee may, in its discretion, retain Grant Thornton or another independent registered public accounting firm without re-submitting the matter to the Company’s shareholders. Even if stockholders vote in favor of the appointment, or on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU RATIFY THE APPOINTMENT OF

GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2007.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four regularly scheduled meetings per year and special meetings are called as the need arises. These meetings are usually held at our headquarters in Fairfax, Virginia. The Board met seven times in 2006. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which they serve. During 2006, each director attended at least 75% of the total meetings of the Board and those committees on which they served. Each director attended our annual meeting of stockholders held in 2006.

Director Independence

The Board has affirmatively determined that Dr. Edward H. Bersoff, Dr. Srikant M. Datar and David C. Lucien are independent directors in accordance with the requirements of the Nasdaq Global Select Market and the rules of the Securities and Exchange Commission. We believe that, within the transition periods available to us following the completion of our initial public offering, we will comply with all applicable requirements of the Securities and Exchange Commission and the Nasdaq Global Select Market relating to director independence and the composition of the committees of our Board of Directors.

Board Committees

The Board has an Audit Committee and Compensation Committee, each composed of a majority of independent directors as defined by the Nasdaq Global Select Market. Each Committee has a charter that can be found in the “Investor Relations – Corporate Governance” portion of our web site (www.icfi.com).

Audit Committee. The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended. It is currently composed of Drs. Bersoff and Datar, and Messrs. Jacks and Lucien, and met six times in 2006. Dr. Bersoff is the Committee Chairman. The Board has determined that each Audit Committee member is financially literate and has determined that Dr. Bersoff is an “audit committee financial expert” as defined under Securities and Exchange Commission rules and regulations by virtue of his background and experience. Dr. Bersoff also qualifies as a financial expert in accordance with the listing standards of the NASDAQ Stock Market LLC applicable to Audit Committee members. Each member of the Audit Committee other than Mr. Jacks is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934 and in accordance with the listing standards of the NASDAQ Stock Market LLC. Mr. Jacks will serve as a member of the Audit Committee in accordance with applicable Nasdaq Global Select Market rules allowing for a transition period of one-year following our initial public offering to an Audit Committee consisting of all independent members. We expect the Audit Committee to meet not less often than four times a year.

The Audit Committee appoints our independent auditors, reviews the financial reports and related financial information provided by the Company to governmental agencies and the general public, reviews the Company’s system of internal and disclosure controls and the effectiveness of its control structure, and reviews the Company’s accounting, internal and external auditing and financial reporting processes. The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. All of the nonaudit services provided by the independent auditor were pre-approved by the Audit Committee in accordance with its pre-approval procedures. The Audit Committee’s report can be found under “Report of the Audit Committee” in this proxy statement.

Compensation Committee. The Compensation Committee is currently composed of Dr. Bersoff and Messrs. Lucien and Schulte and met four times in 2006. Mr. Schulte is the Committee Chairman.

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to management, organization, performance, compensation and succession. In discharging its responsibilities, the Compensation Committee considers and authorizes our compensation philosophy, evaluates our senior management’s performance, and approves all material elements of the compensation of our executive officers. The Compensation Committee also reviews the administration of our incentive compensation, retirement and equity-based plans. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management, and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

In accordance with applicable Nasdaq Global Select Market rules allowing for a one-year period to transition to a Compensation Committee consisting of all independent members and allowing for the appointment of a non-independent member of the compensation committee in exceptional and limited circumstances, the Board has determined that the appointment of Peter M. Schulte to the Compensation Committee is in the best interests of the Company. In making this determination, the Board considered Mr. Schulte’s relationship with CMLS and the payment by the Company to CMLS Management of consulting fees in 2004, 2005 and 2006. The Board determined that this relationship did not affect Mr. Schulte’s ability to execute independent judgment on the Compensation Committee and that his participation on the committee was in the best interests of the Company. We expect the Compensation Committee to meet not less often than twice per year. Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and, except for Mr. Schulte, an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

Dr. Bersoff and Messrs. Lucien and Schulte were members of the Compensation Committee for the year ended December 31, 2006. None of them is or was an officer or employee of the Company. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. As described more fully below in the section captioned “Executive Compensation - Special Event Bonuses,” Messrs. Kesavan and Schulte were members, and William Moody had previously been a member, of the committee related to our Amended and Restated Employee Annual Incentive Compensation Pool Plan. The Amended and Restated Employee Annual Incentive Compensation Pool Plan was terminated and the committee related to the plan was dissolved at the conclusion of our initial public offering. Mr. Kesavan is our Chief Executive Officer, President and Chairman, and Mr. Moody is an employee and has served as a director of the Company.

See discussion below in the section captioned “Certain Relationships and Transactions with Related Persons,” for additional discussion regarding Compensation Committee members.

Process for Selecting and Nominating Directors

We do not maintain a standing nominating committee responsible for nominating director candidates or considering director nominees and accordingly do not maintain a Nominating Committee Charter. Nominees for the Board of Directors are recommended to the Board by a majority of the independent directors who review the credentials of potential director candidates (including potential candidates recommended by stockholders, current directors or management) and conduct interviews and make formal recommendations to the Board for the annual and any interim election of directors. In making recommendations, a variety of factors are considered, including skills, diversity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the familiarity and background of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it deems appropriate and in the best interests of us and our stockholders.

We will consider candidates for director who are recommended by the stockholders. Stockholder recommendations should be submitted in writing to: Secretary, ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031. The letter should include the candidate’s name, age, business address, residence address, principal occupation, as well as the number of shares of our stock the candidate owns. We may also require a candidate to furnish additional information regarding eligibility, qualifications and commitment to serve. The Board is developing a written policy on stockholder nominations and expects to adopt such a policy in 2007.

Stockholder Communications with the Board

You may contact the Board by sending a letter marked “Confidential” and addressed to the Board of Directors, ICF International, Inc., c/o Judith B. Kassel, Secretary, 9300 Lee Highway, Fairfax, Virginia 22031 USA. All communications will be forwarded to the Board.

Executive Officers and Registrant

The following table includes information with respect to all of our executive officers at December 31, 2006. All executive officers serve at the pleasure of our Board of Directors.

Name	Age	Title
Sudhakar Kesavan	52	Chairman, President and Chief Executive Officer
John Wasson	45	Executive Vice President and Chief Operating Officer
Alan Stewart	52	Chief Financial Officer
Ellen Glover	51	Executive Vice President
Gerald Croan	57	Executive Vice President

Sudhakar Kesavan serves as the Chairman, President and Chief Executive Officer of ICF and its wholly owned subsidiary, ICF Consulting Group, Inc. In 1997, Mr. Kesavan was named President of ICF Consulting Group, Inc. when it was a subsidiary of ICF Kaiser. In 1999, ICF Consulting Group was divested from Kaiser and became a wholly owned subsidiary of the Company through a joint effort of the management of ICF Consulting Group and CM Equity Partners, L.P. Mr. Kesavan received his Master of Science degree from the Technology and Policy Program at the Massachusetts Institute of Technology, his postgraduate diploma in management from the Indian Institute of Management, Ahmedabad and his Bachelor of Technology degree (chemical engineering) from the Indian Institute of Technology, Kanpur. Mr. Kesavan serves on the Board of the Rainforest Alliance, a New York based nonprofit environmental organization.

John Wasson serves as an Executive Vice President and Chief Operating Officer of ICF and has been with ICF Consulting Group since 1987. Mr. Wasson previously worked as a staff scientist at the Conservation Law Foundation of New England and as a researcher at the Massachusetts Institute of Technology Center for Technology, Policy and Industrial Development. Mr. Wasson holds a Master of Science degree in Technology and Policy from the Massachusetts Institute of Technology and a Bachelor of Science in Chemical Engineering from the University of California, Davis.

Alan Stewart serves as Senior Vice President and Chief Financial Officer of ICF and has been with ICF Consulting Group, Inc. since 2001. Mr. Stewart has almost 30 years of experience in financial management, including mergers and acquisitions. Prior to joining the Company, Mr. Stewart was Chief Financial Officer at DataZen Corporation, Blackboard, Inc. and Deltek Systems, Inc. Prior to joining Deltek Systems, Inc., Mr. Stewart held senior finance positions at BTG, Inc., Tempest Technologies, Inc., C3, Inc., the Division of Corporation Finance at the U.S. Securities and Exchange Commission, Martin Marietta Corporation and Touche Ross & Co. Mr. Stewart received his Bachelor of Science in Accounting from Virginia Commonwealth University and is a Certified Public Accountant.

Ellen Glover serves as an Executive Vice President of ICF and joined ICF Consulting Group in 2005. Prior to joining us, since 2004, Ms. Glover served as the Vice President and General Manager of Dynamics Research, a publicly traded professional and technical services contractor to federal and state government agencies, which acquired Impact Innovations Group. Prior to the acquisition, from 2002 to 2004, Ms. Glover served as President of Impact Innovations Group, a provider of information technology services to federal and commercial markets. From 1983 to 2002, Ms. Glover was an officer of Advanced Technology Systems, a provider of information technology services to the U.S. Department of Defense and civilian agencies. Ms. Glover served as President and Chief Operating Officer of Advanced Technology Systems from 1994 to 2002, as Director of Operations from 1990 to 1993 and as a Program Manager prior to 1990. Ms. Glover holds a Masters of Science in Urban Planning and a Bachelor of Arts in History and Political Science from the University of Pittsburgh.

Gerald Croan serves as an Executive Vice President of ICF and the president of ICF’s subsidiary, Caliber Associates, Inc., which focuses on our health, human services and social programs market. Mr. Croan joined ICF with our acquisition of Caliber Associates, Inc. effective October 1, 2005. Mr. Croan founded Caliber Associates, Inc. in 1983 and has served as its president since its inception. Mr. Croan’s experience includes research, evaluation, technical assistance and training, and related program support services for juvenile justice, victim services, youth services and community programs, military family issues and developmental work on community needs assessment systems for the military. Mr. Croan’s work has been recognized by the U.S. Department of Defense, Department of Justice, and Department of Health and Human Services. Prior to founding Caliber Associates, Inc., Mr. Croan served as a senior manager at two consulting organizations and with the Pennsylvania Department of Justice. Mr. Croan holds a Bachelor of Science degree and a Master of City Planning degree from the Massachusetts Institute of Technology. Mr. Croan has served on the Board of the National Association of Child Care Resource and Referral Agencies, an Arlington, Virginia based nonprofit organization, since 2003 and on the Board of the National Learning Institute, a Washington, D.C. based nonprofit organization, since 2001.

Code of Ethics and Corporate Governance Principles

The Company has adopted a Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

Our Code of Ethics applies to all of our employees, including our chief executive officer, our chief financial officer and our controller. The Code of Ethics and all committee charters are posted in the Investor Relations – Corporate Governance portion of our website (www.icfi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031 USA, Attention: Eric A. Hamann, Investor Relations.

Certain Relationships and Transactions with Related Persons

We review all transactions between us and any of our officers and directors. Our Code of Ethics, which applies to all directors and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as necessary. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

The following includes a description of transactions since January 1, 2004 and certain transactions prior to that date to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than equity and other compensation, termination, change-in control and other arrangements, which are described in the section captioned “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Our subsidiary, ICF Consulting Group, Inc., had a consulting agreement with CMLS Management, L.P. that we entered into on June 25, 1999 and which terminated upon completion of our initial public offering on October 3, 2006. CMLS Management, L.P. is an affiliate of CMEP, our majority stockholder prior to the completion of our initial public offering. Also, Directors Jacks and Schulte are the managing members of entities that direct the affairs of CMLS Management, L.P. and CMEP. CMLS Management, L.P. provided financial, acquisition, strategic, business and consulting services to us. In consideration for these services, ICF Consulting Group, Inc. annually paid a fixed consulting fee of $100,000 and a variable fee equal to 2% the average EBITDA of ICF Consulting Group, Inc., as calculated pursuant to the terms of the consulting agreement, based on recent fiscal years of ICF Consulting Group, Inc. Upon termination of the consulting agreement as a result of the completion of our initial public offering, ICF Consulting Group, Inc. paid a $90,000 termination fee to CMLS Management, L.P. ICF Consulting Group, Inc. paid CMLS Management, L.P. approximately $361,000 for 2004, $380,000 for 2005, and $465,000 for 2006 (exclusive of the termination fee) for consulting services under the consulting agreement.

In addition to the consulting agreement, we, CMEP and certain other stockholders were parties to a Management Shareholders Agreement, which terminated upon completion of our initial public offering. Pursuant to the Management Shareholders Agreement, certain CMEP affiliates had the right to select up to a majority of our Board and at least one additional director, ICF’s chief executive officer was entitled to serve as a director, and the employees who are stockholders and party to the agreement were entitled to elect one director. Messrs. Jacks, Hopkins, Schulte, Bersoff and Lucien were selected by CMEP to serve on our Board. The employees selected William Moody to serve on our Board. Mr. Moody resigned from our Board as of the completion of our initial public offering.

We provided loans to the executive officers specified below for the purpose of purchasing shares of our common stock. Each loan was approved by a majority of our Board of Directors, including a majority of the disinterested members of the Board of Directors. The loans bore floating interest at rates based on the Company’s line of credit ranging from 4.0% to 7.4%, and were balloon notes where interest was billed and paid quarterly. Each executive officer specified below pledged a portion of the shares acquired with the loan as security for the promissory note evidencing such loan. All of the loans were repaid by May 5, 2006.

Name & Title	Principal amount		Date of loan		Interest Rate*	January 1, 2006 to December 31, 2006 Largest aggregate indebtedness	January 1, 2006 to December 31, 2006 Amount Repaid
Sudhakar Kesavan Chairman, President and Chief Executive Officer	$250,000		June 25, 1999		7.4%	$264,801	$264,801
John Wasson Executive Vice President and Chief Operating Officer	139,797	(1)	October 8, 2002	(1)	7.4%	143,394	145,830	(3)
Alan Stewart Chief Financial Officer	71,700	(2)	August 26, 2002	(2)	7.4%	74,794	74,794
Ellen Glover Executive Vice President	216,530		September 6, 2005		7.4%	222,101	225,874	(3)

*	Represents the interest rate on the loan for the quarter ending March 31, 2006.

[1]	Represents two loans. The first loan was made as of October 8, 2002 in the principal amount of $100,000 and the second loan was made as of December 28, 2004 in the principal amount of $39,797.

[2]	Represents two loans. The first loan was made as of August 26, 2002 in the principal amount of $35,000 and the second loan was made as of December 28, 2004 in the principal amount of $36,700.

[3]	Represents repayment of interest accrued during calendar year 2005 but repaid in calendar year 2006.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE

OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2007, by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The percentages shown in the following table are based on 14,076,233 shares of common stock outstanding as of March 31, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options held by that person that were exercisable as of March 31, 2007 or within 60 days of that date. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o ICF International, Inc., 9300 Lee Highway, Fairfax, VA 22031. The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties.

	Shares beneficially owned
Beneficial Owner	Number	Percentage
CM Equity Partners, L.P.(1)	2,636,242	18.73%
CMEP Co-Investment ICF, L.P.(1)	3,131,586	22.25
CM Equity Partners II, L.P.(1)	1,339,603	9.52
CM Equity Partners II Co-Investors, L.P.(1)	126,182	*
CM Equity Partners, L.P. and affiliates as a group(1), (2)	7,233,613	51.39
Sudhakar Kesavan(3)	376,031	2.63
John Wasson(4)	184,586	1.31

[1]

Directors Peter M. Schulte and Joel R. Jacks are the managing members of entities that serve as the general partners of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. Messrs. Schulte and Jacks disclaim beneficial ownership of the shares of the Company’s common stock owned by each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. except to the extent of their respective pecuniary interests therein. The address for each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. is 900 Third Avenue, 33rd Floor, New York, New York 10022-4775.

[2]

Represents shares of common stock held by CM Equity Partners, L.P. and CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P., affiliates of CM Equity Partners, L.P.

[3]	The total number of shares listed as beneficially owned by Sudhakar Kesavan includes options to purchase 226,031 shares of our common stock and 50,000 shares of unvested restricted common stock.

	Shares beneficially owned
Beneficial Owner	Number	Percentage
Alan Stewart(5)	90,000	*
Ellen Glover(6)	66,000	*
Gerald Croan	29,400	*
Dr. Edward H. Bersoff	21,000	*
Dr. Srikant M. Datar	6,958	*
Joel R. Jacks(1)	7,240,265	51.44
Robert Hopkins	-	*
David C. Lucien	15,900	*
Peter M. Schulte(1)	7,240,600	51.44
William Moody(7)	29,312	*
Raj Rajaratnam, Galleon Advisors, L.L.C., Galleon Management, L.L.C., Galleon Management, L.P., Galleon Captain’s Partners, L.P., Galleon Captain’s Offshore, LTD., Galleon Admiral’s Offshore, LTD.(8)	885,386	6.29
Directors and Executive Officers as a group (11 persons)(1), (3), (4),(5), (6)	8,066,439	55.68

*	Represents beneficial ownership of less than 1%.

[4]	The total number of shares listed as beneficially owned by John Wasson includes options to purchase 97,771 shares of our common stock and 25,000 shares of unvested restricted common stock.

[5]	The total number of shares listed as beneficially owned by Alan Stewart includes options to purchase 50,000 shares of our common stock and 25,000 shares of unvested restricted common stock.

[6]	The total number of shares listed as beneficially owned by Ellen Glover includes options to purchase 20,000 shares of our common stock and 12,375 shares of unvested restricted common stock.

[7]	The total number of shares listed as beneficially owned by William Moody includes options to purchase 17,500 shares of our common stock.

[8]

Information regarding share ownership was obtained from a Schedule 13G/A filed on February 13, 2007 by the persons listed in the table. The Schedule 13G/A states that each person listed has shared voting and dispositive power with respect to all 885,386 shares shown, except that each of Galleon Advisors, L.L.C. and Galleon Captain’s Partners, L.P. claims only shared voting and dispositive power for 153,750 shares, Galleon Captain’s Offshore, LTD. claims only shared voting and dispositive power for 641,250 shares and Galleon Admiral’s Offshore, LTD. claims only shared and dispositive power for 90,386 shares. The business address for each person shown is 590 Madison Avenue, 34th Floor, New York, New York 10022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the Committee) has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the executives is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the executive team, including the executive officers, are similar to those provided to other key employees. The five executives included in the Summary Compensation Table on page 22 are referred to as our named executives.

Compensation Philosophy and Objectives

As a Company that has recently become a public company, we did not have a distinctly articulated compensation policy prior to 2006. In the fall of 2006, the Committee engaged Syzygy Consulting Group, an independent compensation consulting firm, to conduct a review of executive and senior management compensation structure and programs. Based on this review and a review of best industry practices, we have established a compensation philosophy with the following objectives:

•

Reward performance and contribution to our business. Programs should be designed to reward extraordinary performance with strong compensation; likewise, where individual performance falls short of expectations and/or Company performance lags the peer group performance, the programs should deliver lower payouts.

•	Pay-for-performance and retention must be balanced. To attract and retain a highly skilled work force, we must remain competitive with the pay of our peer companies who compete with us for talent.

•

Compensation should be aligned with stockholder interests. Key personnel should have a substantial proportion of their compensation in the form of equity participation to better align their individual financial interest with those of our stockholders.

•

The relationship between overall Company goals and each individual’s personal goals should be clear. Employees should be able to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the departmental and Company’s achievement of its strategic and operational goals.

•

The compensation and benefit programs should be designed similarly across the organization and include only those perquisites necessary to attract and retain executives and/or improve the executive’s ability to safely and effectively carry out his or her responsibilities.

Implementing Our Objectives

Use of Market Data

In order to establish compensation for our named executives, our consultant collected competitive data for base salary, annual bonus and long-term stock-based incentives. This competitive data includes public companies in the same industry and relevant executive labor market data, plus additional reputable market survey data to validate the peer group benchmarks. The peer group we use is comprised of publicly traded, U.S.-based professional services companies that serve the government sector. This peer group, which will be periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the Company competes for talent.

The companies comprising the compensation peer group are:

Accenture	Huron Consulting Group	SAIC

Bearing Point	LECG	SI International

CACI International	Navigant Consulting	SRA International

CRA International	NCI	Stanley

FTI Consulting

The Company’s market capitalization, revenue, and earnings before interest and taxes (EBIT) as a percentage of revenue are generally around the 35th percentile when compared to this group.

We compete with many larger companies for top executive-level talent. Also, we expect that, over the long term, we will deliver financial performance within the 50th percentile of the peer group’s performance. As a result, the Committee considers data obtained from broader surveys as well. The broader surveys provide additional perspective on the peer group compensation data and represent the broader market in which we compete for senior executives.

Role of Management in Compensation Decisions

In 2006, the Committee made all compensation recommendations to the Board for all named executives and the Board made the final compensation decisions. In the case of executives other than the chief executive officer, the CEO annually reviews the performance of the executive team and may make recommendations to the Committee based on these reviews, as well as an analysis of competitive market data. The Committee may consider these recommendations when setting compensation for executives.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•	Base Salary

•	Annual Incentive Bonus

•	Special Event Bonuses

•	Long-term Equity Incentive Compensation

In 2006, there was no pre-established policy or target for the allocation among these components. The Committee weighed the mix of cash and non-cash and short-term and long-term incentive compensation to provide an appropriate mix of incentives to meet its objectives. In 2007, the allocation between base salary and bonus will be more defined because annual incentive targets will be a function of base salary. The Committee does not have a firm allocation target for long-term equity incentive compensation but does expect to increase the long-term incentive component of the compensation package for the named executives to reflect a more market-based mix and to further emphasize longer-term strategic and financial objectives.

Base Salary

The Company provides named executives with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges are typically reviewed annually as part of the Company’s performance review process, as well as upon a promotion or other change in job responsibility or as a result of specific commitments we make when an officer is hired. Base salary for 2006 was established after review of several factors that included:

•	existing contractual obligations;

•	individual performance of the executive;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	salaries of executives in comparable positions and responsibilities at peer companies.

The Committee reviewed the foregoing in connection with adjustment of base salary in 2007. It considered salaries at the 35th percentile of the compensation peer group, as well as the 50th percentile of a nationally recognized compensation survey for a broad range of companies of comparable size and similar revenues. The Committee approved increases for the named executives as a percentage of their 2006 base salaries as follows: Mr. Kesavan, 9%; Mr. Wasson, 18%, Mr. Stewart, 23%; Mr. Croan, 20%, and Ms. Glover, 3%. The significant adjustments for Messrs. Wasson, Stewart and Croan are designed to place their base salaries at approximately the salary levels of executives with similar positions in our peer group. Mr. Kesavan’s and Ms. Glover’s increases represent average annual adjustments.

Annual Incentive Bonus

Executive officers and other employees may receive annual incentive bonuses. Bonuses for 2006 were funded pursuant to the Employee Annual Incentive Compensation Pool Plan (“Incentive Compensation Plan”) that dated from 1999, when we were purchased in a buy-out led by CMEP, and had been amended from time-to-time. Under this Incentive Compensation Plan, which is not in effect following 2006, if we met certain targets relating to adjusted EBBITDA (earnings before bonuses, interest, taxes, depreciation and amortization as adjusted in accordance with the Incentive Compensation Plan), an amount equal to a percentage of adjusted EBBITDA is pooled and distributed to employees based on job performance during that year. In general, under the terms of the Incentive Compensation Plan, we calculate EBBITDA by adjusting our net income as follows: we exclude extraordinary gains and losses, add back interest expense, bonus expense, adjusted income taxes, depreciation and amortization and certain costs, and subtract interest income and make certain other adjustments set forth in the Incentive Compensation Plan. These adjustments are similar to adjustments made to EBBITDA in incentive arrangements maintained by other businesses controlled by CMEP, which are designed to incentivize the obtainment of the maximum adjusted EBBITDA.

Thus, the large size of the bonus pool resulted directly from the outstanding performance of the Company in terms of production of adjusted EBBITDA and application of the formula included in the Incentive Compensation Plan. The bonus pool was used to pay bonuses to approximately 400 key employees (including the named executives). Even though we substantially exceeded the adjusted EBITDA maximum contemplated by the Incentive Compensation Plan, the Company did not seek the maximum allowed under this Plan.

The Committee used discretion in determining annual incentive bonuses for each of its named executives to be paid from this bonus pool. The Committee evaluated achievement of corporate financial objectives, strategic targets, and individual goals, which were established at the beginning of the year. In making this evaluation, the Committee did not rely on formulae but maintained flexibility in assessing the performance and the progress of the Company and its executives.

The bonus awards made for each of the named executives in 2006 under the Incentive Compensation Plan (excluding the Special Event Bonus described below) were as follows: Mr. Kesavan, $1,000,000; Mr. Wasson, $600,000; Mr. Stewart, $400,000; Mr. Croan, $80,000; and Ms. Glover, $140,000. These bonuses are reflected in the Bonus column of the Summary Compensation Table on page 22.

The 2006 bonuses reflect the strong performance of the Company in accordance with the Incentive Compensation Plan and strong individual performance. Specifically, for Messrs. Kesavan, Wasson and Stewart, the Committee considered their respective and relative contributions to overall corporate performance, and their extraordinary individual performance in 2006, dealing essentially simultaneously with major contract proposals and negotiations, successful participation in a number of contract recompetitions and the initial public offering, and later in the year successfully developing and completing the acquisitions of Energy and Environmental Analysis, Inc. and Advanced Performance Consulting Group, Inc., which closed in very early 2007. For Ms. Glover and Mr. Croan, the Committee considered their contributions to the overall corporate performance as well as the performance of the business unit that each leads. The Incentive Compensation Plan used to establish the funding of the 2006 bonuses was terminated at the end of 2006.

The Committee has designed a new annual incentive bonus program for 2007. The amount available to fund bonuses will be determined by financial performance targets. Further, the Committee has established bonus targets for each executive based on job responsibilities, internal comparisons and peer group data. In addition, the Committee will provide executives with the opportunity to be rewarded based upon performance goals which will vary based on the executives’ position. These targets will include financial goals relating to earnings, revenues, backlog, strategic goals relating to acquisitions and technology initiatives and operational goals relating to expense management and people development. The Committee will evaluate these performance targets in addition to the named executive’s individual performance goals in the determination of the 2007 bonus. The Committee intends for the executives to create bonus programs for additional key employees that are aligned with similar goals and objectives.

The target bonus as a percent of base salary for the named executives in 2007 is as follows: Mr. Kesavan, 50%; Mr. Wasson, 50%; Mr. Stewart, 50%; Mr. Croan, 40%; and Ms. Glover, 40%. The named executives will receive no bonus unless the Company achieves the minimum performance level; 75% of the target bonus if the Company achieves the minimum level increasing proportionately up to 150% of the target bonus if the Company achieves or exceeds the maximum performance level. If the Company exceeds the maximum performance level, no additional increase in bonus may occur without the approval of the CEO and the Compensation Committee. The performance level achievement will be determined by the Committee in its discretion after weighing achievement of the specific goals as well as individual performance.

Since many of the factors relevant to determining the 2007 bonus will be discretionary with the Committee, the likelihood of named executives achieving their full bonus potential cannot be predicted.

Special Event Bonuses

The Incentive Compensation Plan was amended in 2004 to include a feature designed to generate an additional pool for bonuses upon achievement of certain Company transactions providing liquidity for the Company’s stockholders. This amendment was designed primarily to incentivize performance that would make such a transaction more likely. It was also in part in consideration of bonus opportunities from prior years that had been deferred. In 2006, this feature generated an additional bonus pool of $2.7 million as a result of the initial public offering. Our named executives participated in this pool as follows: Mr. Kesavan, $700,000; Mr. Wasson, $400,000; Mr. Stewart, $250,000. These bonuses are included under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. This aspect of the Incentive Compensation Plan also was terminated at the end of 2006 and the Committee does not plan to adopt any similar special event bonus at this time.

Long-Term Incentive Compensation

Long-Term Equity Incentive Plan

The Company’s equity incentive plan is designed to encourage participants to focus on long-term Company performance and provide an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock options and/or restricted stock grants.

The plan is designed to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Equity awards vary among participants based on their positions within the Company, their individual contributions, and the value added to the organization. In evaluating awards, we consider current value, expected value at grant, and the ownership percentage associated with the award to draw comparison among the recipients and make market comparisons to similarly situated executives in peer group companies. In establishing award levels, we consider existing equity ownership levels of the participants. However, we have no formal ownership guidelines or requirements. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support stockholder value.

In 2006, the Committee awarded equity incentives under our 2006 Long-Term Equity Incentive Plan in the form of time-based restricted stock. The amount of the grants to the named executives is based on the foregoing criteria and is set forth in the Summary Compensation Table on page 22.

In 2007, the Committee intends to use options as its primary vehicle for equity incentive compensation. Since stock options only have value to the extent the price of the Company stock on the date of exercise exceeds the exercise price on the date of grant, they strongly tie an executive’s compensation to stock price growth and greater stockholder value.

The 2007 equity awards were granted effective March 23, 2007. The Committee intends to make all future annual awards at a predetermined quarterly meeting of the Committee. Newly hired named executive officers who are eligible to receive equity awards are granted such awards at the next regularly scheduled Committee meeting following their hire date or upon their hire date.

Options are awarded at the NASDAQ Exchange’s closing price of the Company’s common stock on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. The Committee has adopted a policy that grants of stock options will be made on the third Monday of a month, unless such date falls within a Company black-out period. Under such circumstance, the grant date shall be three business days after the release of earnings.

Retirement and Other Benefits

Savings Plan

Our senior executives participate in our tax-qualified profit-sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the terms of this plan, eligible employees may elect to contribute up to 70% of their eligible compensation as salary deferral contributions to the plan, subject to statutory limits. We make matching contributions each pay period equal to 100% of an employee’s contributions up to the first 3% of the employee’s compensation and we also make matching contributions equal to 50% of the employee’s contributions up to the next 2% of the employee’s compensation. We do not make matching contributions for employee contributions in excess of 5% of the employee’s compensation. Our contributions to these plans for our named executives are included under the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Perquisites

The Company does not provide any material perquisites or personal benefits to its executive officers.

Severance Benefits

We have entered into severance protection agreements with Messrs. Kesavan, Wasson and Stewart. We believe these agreements which provide severance protection upon a change in control serve to promote stability and continuity among senior executives. We also have entered into employment agreements with Messrs. Kesavan and Croan that provide severance benefits in some situations. The terms of these agreements and information regarding applicable payments under such agreements are provided under “Potential Payments upon Termination or Change in Control” on page 26.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the four next most highly compensated executive officers. However, 2006 compensation in excess of $1 million paid to our named executives is deductible because of the exemption for companies that are newly publicly held contained in Section 162(f). This exemption from the deduction limitations of Section 162(m) expired with the termination of the Incentive Compensation Plan at the end of 2006.

In addition, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option awards satisfy the conditions for being “performance based” under Section 162(m). Time-based restricted stock awards and bonuses paid under our 2007 annual bonus plan do not currently satisfy the Section 162(m) “performance based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders.

Summary Compensation Table

Described below is a summary of provisions of employment agreements with certain executive officers and equity award agreements, together with a summary of 2006 compensation for each named executive officer.

Employment Agreements

We entered into an amended and restated employment agreement with Sudhakar Kesavan as of the effective date of our initial public offering on September 27, 2006. The agreement provides that Mr. Kesavan will serve as our Chief Executive Officer, President and Chairman of the Board of Directors and for Mr. Kesavan to receive a base salary of $375,000 per year, with at least a $25,000 increase in 2007 and annual increases at least equal to increases in the consumer price index each subsequent year. The Compensation Committee may further increase Mr. Kesavan’s base salary under that agreement. Mr. Kesavan will also be eligible to receive annual incentive bonuses equal to up to 100% of his base salary in the discretion of the Compensation Committee. We are also required to maintain a life insurance policy in an amount of at least $1 million, payable to Mr. Kesavan’s immediate family. Either we or Mr. Kesavan may terminate this agreement by giving 45 days’ notice to the other.

On October 1, 2005, we entered into an employment agreement with Gerald Croan. The agreement provides for Mr. Croan to receive a base salary of $194,000 per year. Mr. Croan is also eligible to receive an award under our Amended and Restated Employee Annual Incentive Compensation Pool Plan in 2006. The employment agreement with Mr. Croan expires October 1, 2007.

The benefits that Messrs. Kesavan and Croan and other executive officers will receive upon termination of their employment or change in control are described under “Potential Payments upon Termination or Change in Control.”

Restricted Stock Agreements

Effective September 27, 2006, we entered into restricted stock award agreements with Sudhakar Kesavan, John Wasson and Alan Stewart. Under these agreements, pursuant to our 2006 Long-Term Equity Incentive Plan, we granted 50,000 restricted shares of common stock to Sudhakar Kesavan and 25,000 restricted shares of common stock to each of John Wasson and Alan Stewart. These grants of restricted stock will vest equally over a period of three years, subject to acceleration if we terminate the respective officer without cause or if the officer terminates his employment for good reason following a change in control. The officers generally will have all the rights and privileges of a stockholder with respect to the restricted stock, including the right to receive dividends and to vote.

Effective September 6, 2005, we entered into a restricted stock award agreement with Ellen Glover, pursuant to which we granted 16,500 restricted shares of common stock to her. This restricted stock vested at 25% each January 1 following the grant date and, additionally, all of the restricted shares vested upon the completion of our initial public offering. Accordingly, all of these shares have vested.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Sudhakar Kesavan, Chairman & Chief Executive Officer	2006	367,501	1,000,000	52,007	-	700,000	-	6,417	2,125,925
John Wasson, Executive Vice President – Chief Operating Officer	2006	288,374	600,000	26,004	-	400,000	-	9,160	1,323,538
Alan Stewart, Chief Financial Officer	2006	218,526	400,000	26,004	-	250,000	-	6,087	900,617
Ellen Glover, Executive Vice President – Technology & Management Solutions	2006	251,736	165,000	131,511	-	-	-	9,184	557,431
Gerald Croan, Executive Vice President – ICF Caliber	2006	192,308	80,000	8,671	-	-	-	6,836	287,815

1.

The amounts in this column reflect amounts paid under our Annual Incentive Bonus and also reflect, in the case of Ms. Glover, cash paid as a hiring bonus. The Annual Incentive Bonus is discussed under “Compensation Discussion and Analysis.”

2.

The amounts in this column reflect the dollar amount recognized for financial reporting purposes for 2006, in accordance with FAS 123(R) for awards made pursuant to our stock-based incentive plans. Assumptions used in the calculation of the amounts are included in Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

3.	The amounts in this column reflect amounts paid as our Special Event Bonuses, which are discussed under “Compensation Discussion and Analysis.”

4.	The amounts in this column reflect contributions by us to our Savings Plan and, in Mr. Kesavan’s case, premiums for life insurance where Mr. Kesavan’s family is the beneficiary.

Grants of Plan Based Awards Table

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#) (1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Sudhakar Kesavan, Chairman & Chief Executive Officer	9/27/06	-	-	-	-	-	-	50,000	-	-	600,000
Alan Stewart, Chief Financial Officer	9/27/06	-	-	-	-	-	-	25,000	-	-	300,000
John Wasson, Executive Vice President – Chief Operating Officer	9/27/06	-	-	-	-	-	-	25,000	-	-	300,000
Gerald Croan, Executive Vice President – ICF Caliber	10/27/06	-	-	-	-	-	-	10,000	-	-	146,200
Ellen Glover, Executive Vice President – Technology & Management Solutions	9/27/06 9/06/05	-	-	-	-	-	-	10,000 16,500	-	-	120,000 121,110

[1].

The time-based restricted stock awards reflected in these columns were granted under our 2006 Long-Term Equity Incentive Plan and, in the case of Ms. Glover’s award on September 6, 2005, our 2005 Long-Term Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sudhakar Kesavan, Chairman & Chief Executive Officer	111,667 22,333 22,333 25,429 21,936 22,333	-	-	5.00 5.00 5.00 6.10 6.10 6.10	6/30/2009 6/30/2010 9/08/2011 4/05/2012 1/01/2013 6/30/2012	50,000	(2)	726,000	-	-
Alan Stewart, Chief Financial Officer	10,000 9,000 11,000 15,000 5,000	-	-	5.00 6.10 6.10 7.34 9.05	7/09/2011 1/01/2012 1/01/2013 1/01/2014 12/22/2015	25,000	(2)	363,000	-	-
John Wasson, Executive Vice President – Chief Operating Officer	14,600 7,500 10,000 6,000 10,171 10,000 19,500 20,000	-	-	5.00 5.00 5.00 6.00 6.10 6.10 6.10 7.34	12/20/2009 1/04/2010 1/01/2011 1/01/2011 4/05/2012 1/01/2012 1/01/2013 1/01/2014	25,000	(2)	363,000	-	-
Gerald Croan, Executive Vice President – ICF Caliber	-	-	-	-	-	10,000	(3)	145,200	-	-
Ellen Glover, Executive Vice President – Technology & Management Solutions	20,000	-	-	7.34	9/01/2015	10,000	(4)	145,200	-	-

1.	Based upon the closing market price of our common stock on the Nasdaq on December 29, 2006, which was $14.52.

[2].	The unvested shares reflected are time-based restricted shares that will vest in three equal installments on September 27, 2007, 2008, and 2009.

[3].	The unvested shares for Gerald Croan are time-based restricted stock units, one-third of which will vest on October 27, 2008, and two-thirds will vest on October 27, 2009.

[4].	The unvested shares for Ellen Glover are time-based restricted stock units, one-third of which will vest on September 27, 2008, and two-thirds will vest on September 27, 2009.

Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Sudhakar Kesavan, Chairman & Chief Executive Officer	-	-	-	-
Alan Stewart, Chief Financial Officer	-	-	-	-
John Wasson, Executive Vice President – Chief Operating Officer	-	-	-	-
Gerald Croan, Executive Vice President – ICF Caliber	-	-	-	-
Ellen Glover, Executive Vice President – Technology & Management Solutions	-	-	4,125 12,375	37,331 148,500

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Options	1,487,082		$6.01	5,658
Rights	464,000	(1)	-	416,241	(2)

[1].	139,583 restricted stock awards that have been granted are not included in this 464,000 because they are shown on our financial statements as issued and outstanding.

[2].

Our 2006 Long-Term Equity Incentive Plan provides for automatic increases each January 1, commencing January 1, 2007, in the number of shares available for grant by up to 3% of the number of shares issued (outstanding on that date).

Potential Payments upon Termination or Change in Control

We maintain employment agreements, severance agreements and change in control agreements with certain of our named executive officers who also participate in our long-term incentive plans. The following summaries describe and quantify the payments that each named executive officer would receive if his employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 29, 2006, the last business day of 2006, and that the relevant stock price is the closing market price for our common stock on the NASDAQ on December 29, 2006, which was $14.52.

Payments Pursuant to Employment Agreements

Sudhakar Kesavan. We have an employment agreement with Mr. Kesavan. If we terminate Mr. Kesavan’s employment for cause, we will not be obligated to make any payments to him other than salary and bonus accrued but not yet paid as of the termination date, continue insurance benefits as required by law, and vesting of options and other equity awards through the date of termination. As defined in the employment agreement, “cause” means (i) material violation of our policies, (ii) willful conduct injurious to the Company, (iii) being charged with certain criminal conduct, or (iv) abuse of drugs or alcohol in the workplace.

If we terminate Mr. Kesavan’s employment without cause or Mr. Kesavan terminates his employment “for good reason,” Mr. Kesavan will receive (i) the amounts he would have received if terminated for cause; (ii) 24 times his monthly base salary, half of which is paid in a lump-sum six months after termination and the balance paid out over the following 18 months, (iii) accelerated vesting of all outstanding options and restricted stock awards, and (iv) a pro rata share of his bonus for the fiscal year in which he was terminated payable in a lump sum after the end of that fiscal year. Termination by the Company without cause includes (i) any reason other than cause, (ii) death of Mr. Kesavan, and (iii) in the Company’s sole discretion, if Mr. Kesavan becomes disabled. Termination by Mr. Kesavan for good reason is any voluntary termination by Mr. Kesavan upon 45 days’ written notice to the Company.

Mr. Kesavan’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Kesavan must maintain the confidentiality of all of our information and must not solicit present or prospective clients or employees for a period of two years following termination.

Gerald Croan. We have an employment agreement with Gerald Croan. If we terminate Mr. Croan’s employment for cause, we are not obligated to make any payments to him other than salary and bonus accrued but not yet paid as of the termination date. “Cause” means (i) fraud or embezzlement, (ii) dishonesty or willful breach of duty, (iii) conviction of a felony, (iv) alcohol or drug abuse, (v) insubordination, (vi) conduct resulting in government sanctions, or (vii) failure to cure a material breach of the employment agreement.

If we terminate Mr. Croan without cause or if Mr. Croan resigns for good reason, Mr. Croan shall receive (i) his base salary earned but not paid through the date of termination, (ii) accrued but unpaid bonuses, and (iii) the greater of the salary remaining under the employment agreement or 20 weeks of salary in by-weekly installments. Good reason means a reasonable determination by Mr. Croan that any of the following have occurred: (i) material adverse change in job duties, salary or location, (ii) breach by us of his employment agreement, or (iii) request by the Company that Mr. Croan engage in unlawful conduct.

If Mr. Croan dies or becomes disabled, we will pay the same benefits due upon a termination for cause as well as (i) accelerated vesting of stock options and (ii) any payments or benefits provided by any plans maintained by us.

Mr. Croan’s agreement requires that he must not solicit present or prospective clients and must not solicit or hire our employees.

Name	Pro Rata Bonus Share		Severance	Welfare Benefits	Unvested and Accelerated RSUs
S. Kesavan

Without Cause (1)	$375,000	(2)	$756,000	$12,682	$726,000

Death or Disability	375,000	(2)	756,000	12,682	726,000

G. Croan

Without Cause (1)	-		153,000	-	145,200

Death or Disability	-			-	-

1.	Termination without cause includes a resignation for good reason as defined under each employment agreement.

[2].	Award of this bonus is subject to the discretion of the Compensation Committee.

Payments Pursuant to Senior Executive Officers Severance Plan

John Wasson and Alan Stewart. We have entered into severance agreements with John Wasson and Alan Stewart. Both are entitled to certain payments in the event of termination by the Company other than for cause (as defined in the Severance Protection Agreements discussed below) or a voluntary resignation after a material adverse change in job responsibilities, compensation or work location. In the event of a termination under these agreements, both executives are entitled to (i) continuation of salary for 12 months or, if greater, the period during which they are subject to non-compete obligations, and (ii) an amount equal to the average annual bonus paid to each executive over the three years prior to his termination. In addition, both executives are entitled to accelerated vesting of all stock options, restricted stock and other equity awards and continuation of health and dental insurance for as long as salary continues to be paid under the agreement.

Payment of these severance benefits are subject to Mr. Wasson’s and Mr. Stewart’s compliance with certain covenants and requirements upon termination.

Ms. Glover does not have a severance or employment agreement. She is entitled to receive benefits under our Senior Executive Officers Severance Plan. Under this plan, if Ms. Glover’s employment is terminated without cause, she is entitled to receive up to four months of salary. In addition, health insurance coverage will continue for the period of her salary continuation.

Name	Salary Continuation	Bonus Payment	Welfare Benefits	Unvested and Restricted Stock Units
J. Wasson (1)	$300,373	$90,667	$15,408	$363,000

A. Stewart (1)	220,168	60,000	14,978	363,000

E. Glover	84,032	0	0	145,200

1.	Salary continuation may be extended based on the term of the non-compete not yet negotiated.

Payments in the Event of Death, Disability or Retirement

If any named executive retires, dies or becomes disabled while employed by us, any unvested options held by that executive will become exercisable immediately.

Payments in Event of a Change in Control

We have entered into severance protection agreements with Messrs. Kesavan, Wasson and Stewart which provide for payments upon a change in control. In the event payments are made pursuant to these agreements, those payments supersede any other agreement between us and the named executive.

Under the severance protection agreements, Messrs. Kesavan, Wasson and Stewart will receive certain payments and benefits if they are terminated without cause or resign for good reason within 24 months following a change in control. A change in control is defined as follows: (i) the acquisition by an individual, group or entity of beneficial ownership of 35% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (ii) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board, subject to certain circumstances, (iii) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement, or (iv) approval by our stockholders of a liquidation of the Company.

Termination without cause means any termination other than one for (i) material violation of our policies, (ii) willful conduct injurious to the Company, (iii) being charged with certain criminal conduct, or (iv) drug or alcohol abuse in the workplace. Termination for “good reason” includes (i) material adverse change in the executive’s job duties or responsibilities, compensation or location of employment, (ii) bankruptcy of the Company, (iii) breach by the Company of the severance protection agreement, or (iv) failure to require any successor of the Company to assume the severance protection agreement.

In the event of a change of control and a termination of the employment of Messrs. Kesavan, Wasson or Stewart without cause or their resignation with good reason within 24 months of the change in control, the executives will be entitled to the following payments:

•	Salary earned through date of termination and pro rata bonus for the year of termination;

•	Lump-sum payment equal to three times the executive’s average annual W-2 compensation during the three years prior to the termination (or such lesser period as the executive has been employed);

•	Continued coverage for three years after termination under life and medical insurance programs as provided to the Company to similarly situated executives during the continuation of such coverage;

•	Outplacement services; and

•	Acceleration of vesting of all equity awards granted to the executive as provided for in our 2006 Equity Incentive Compensation Plan.

During the time an executive receives payment under these agreements, the executive agrees not to solicit employees from our successor and to maintain the confidentiality of our and our successor’s information. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

Name	Accrued Compensation (1)	Pro Rata Bonus	Lump- Sum Payment	Welfare Benefits	Unvested and Restricted RSUs
S. Kesavan	-	$215,000	$2,037,729	$14,023	$726,000

J. Wasson	-	140,000	1,354,311	56,224	363,000

A. Stewart	-	100,000	997,452	25,000	363,000

E. Glover	$84,032	-	84,000	-	145,200

[1]	This payment includes earned or accrued amounts not paid at the time of termination including salary, vacation pay, bonus (other than the Pro Rata Bonus) and incentive compensation.

Director Compensation

The following table reflects the compensation that was paid to non-employee directors as of 2006. Directors who are employed by us will not receive additional compensation for their service on the Board. All directors are entitled to reimbursement of expenses for attending each meeting of the Board and each committee meeting.

Our non-employee directors each receive annual retainers of $24,000, payable quarterly, covering up to four regular Board meetings, one annual meeting and a reasonable number of special Board meetings. Additional retainers, if any, for additional meetings will be determined by the Board of Directors or the Compensation Committee. The chair of the Audit Committee receives $8,000 annually, and each other Audit Committee member receives $4,000 annually, payable in equal quarterly installments as compensation for services as Audit Committee chair and committee member, respectively. The chair of the Compensation Committee receives $6,000 annually and each other Compensation Committee member receives $3,000 annually, payable in equal quarterly installments as compensation for services as Compensation Committee chair and committee member, respectively.

Restricted Stock Grants. Non-employee members of the Board, upon first being elected to the Board, receive an initial grant of restricted shares of common stock with a fair market value equal to three times the annual cash retainer amount. These initial grants of restricted stock vest equally over a period of three years, subject to acceleration upon events such as a change of control. Starting with their second year of service, non-employee directors will receive annual grants of restricted stock with a fair market value equal to the annual cash retainer amount. These annual restricted stock grants will vest immediately.

Board members are encouraged to own an amount of shares equal to three times their annual Board compensation and may elect to convert their quarterly cash compensation into our common stock at the fair market value of our common stock on the quarterly payment date.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dr. Edward H. Bersoff	48,750	(2)(4)	6,241					54,991
Dr. Srikant M. Datar	14,000		6,241				172 (Expenses)	20,413
Joel R. Jacks	16,500	(4)	6,241					22,741
David C. Lucien	45,750	(2)(4)	6,241					51,991
Peter M. Schulte	17,500	(4)	6,241					23,741
Robert Hopkins (3)	6,000							6,000
William Moody (3)

Our policies for the compensation of directors are reviewed annually by our Compensation Committee, and any changes in those policies will be approved by the entire Board.

[1].

The dollar amounts in this column reflect the dollar amount recognized as an expense for financial reporting purposes in accordance with SFAS No. 123(R). No additional stock awards were outstanding at the end of 2006. The grant date for market value of each award is September 27, 2006.

[2].	Amounts include first quarter 2007 fees that were paid in December 2006 for Dr. Bersoff ($11,250) and Mr. Lucien ($10,250).

[3].	Mr. Hopkins and Mr. Moody served as directors until September 27, 2006.

4.	Amounts include payments of $2,500 for participation in the Board of Directors Mergers and Acquisitions Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and was appropriate for incorporation by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

Compensation Committee

Peter M. Schulte, Chairman
Dr. Edward H. Bersoff
David C. Lucien

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees incurred for services provided by Grant Thornton for the fiscal years ended December 31, 2005 and 2006.

	2005	2006
Audit Fees	$171,093	$1,051,030
Audit-Related Fees	181,646	35,013
Tax Fees	352,533	703,207
All Other Fees	0	0

Total	$705,272	$1,789,250

The following is a description of the nature of the services related to the fees disclosed in the table above. The Audit Committee has considered whether Grant Thornton’s provision of non-audit services is compatible with maintaining its independence. All of the nonaudit services provided by our independent auditor were pre-approved by the Audit Committee on a case-by-case basis. A formal pre-approval policy is being developed and the Audit Committee expects to adopt such a policy in 2007.

Audit Fees

These are fees for professional services rendered by Grant Thornton for the audits of our annual consolidated financial statements, the review of consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements. These fees include fees incurred in connection with our initial public offering, which closed on October 3, 2006.

Audit-Related Fees

These are fees for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include employee benefit plan audits, due diligence related to acquisitions and consulting on financial accounting and reporting.

Tax Fees

These are fees for professional services rendered by Grant Thornton with respect to tax compliance, tax advice and tax planning. These services include the preparation and review of tax returns, tax assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees

There are no fees for other services rendered by Grant Thornton that do not meet the above category descriptions.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has reviewed and discussed with our management and with our independent registered public accountant, Grant Thornton LLP, the consolidated financial statements of ICF International, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Audit Committee has (a) discussed with Grant Thornton those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (b) received from Grant Thornton the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and (c) discussed with Grant Thornton its independence from us and our management. Grant Thornton has confirmed to us that it is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Audit Committee

Dr. Edward H. Bersoff, Chairman Dr. Srikant M. Datar Joel R. Jacks David C. Lucien

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon our review of copies of the reports we received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers, directors and greater than 10% stockholders has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2006.

STOCKHOLDERS’ PROPOSALS FOR THE 2008 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2008 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than January 1, 2008, or, if next year’s annual meeting is held on a date more than 30 calendar days from June 1, 2008, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 60 days nor more than 90 days before the date of the annual meeting. However, if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A copy of the bylaws may be obtained from the Company.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $6,000 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one Annual Report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such address wishes to receive a separate Annual Report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your own shares in “street name” and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

ICF INTERNATIONAL, INC.

/s/ Judith B. Kassel

Judith B. Kassel Secretary

[Logo of ICF INTERNATIONAL]

ICF International, Inc.

c/o Corporate Election Services

P.O. Box 1150

Pittsburgh, PA 15230

Proxy must be signed and dated below.

ê    Please fold and detach card at perforation before mailing.    ê

Proxy             Annual Meeting of Stockholders of ICF International, Inc.                 Proxy

June 1, 2007

This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 1, 2007, and revoking all prior proxies, hereby appoints Joel R. Jacks and Sudhakar Kesavan (with full power to act alone and with power of substitution and revocation) to represent the undersigned and to vote, as designated on this proxy card, all shares of Common Stock of ICF International, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ICF International, Inc. to be held at 10:00 a.m. local time on Friday, June 1, 2007 at the offices of ICF International, Inc., located at 9300 Lee Highway, Fairfax, Virginia, 22031.

Signature

Signature

Date:                                         , 2007

Please sign exactly as name is shown to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

VOTING INSTRUCTIONS ON REVERSE SIDE

YOUR VOTE IS IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE.

Proxy must be signed and dated on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

ICF INTERNATIONAL, INC.

PROXY

If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing. If you are a beneficial owner of ICF International Common Stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

The Board of Directors recommends a vote FOR Proposals 1 and 2 to be voted upon at the Annual Meeting.

1. PROPOSAL 1: ELECTION OF DIRECTORS

Nominees:            (1) Dr. Srikant M. Datar                (2) Peter M. Schulte

❑ FOR all nominees listed above                         ❑ WITHHOLD AUTHORITY

(except as shown to the contrary below)                to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

2. PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

                    ❑ FOR                        ❑ AGAINST                        ❑ ABSTAIN

❑     Please check here if you plan to attend the Annual Meeting.

Continued on reverse side